AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BIOSCULPTURE TECHNOLOGY, INC.

The undersigned officer of Biosculpture Technology, Inc., a corporation formed under the General Corporation Law of the State of Delaware, in order to amend and restate the Certificate of Incorporation of said corporation, hereby certifies as follows:

1. The name of the corporation is Biosculpture Technology, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 15, 2001.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. The amendments of the original Certificate of Incorporation contained herein were duly adopted in accordance with Section 242 of the General Corporation Law. The undersigned officer is the duly authorized President and Chief Executive Officer of the Corporation.

3. The registered office of the Corporation within the State of Delaware is to be located at 838 Walker Road, Suite 22-1, Dover, Kent County, Delaware 19904. The name of its registered agent at that address is State Street Corporate LLC.

4. The purpose of the Corporation is to conduct or promote any lawful business or purposes and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

5. (a) The Corporation shall have authority to issue a total of 30,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share. The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the authorized capital stock of the Corporation are as provided for below in this Article 5. Except as otherwise provided in an amendment to this Certificate of Incorporation or in a resolution or designation adopted by the Corporation’s Board of Directors pursuant to Article 5(c) of this Certificate, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

(b) Common Stock. The common stock of the Corporation shall have the following powers, preferences and rights, and shall be subject to the following qualifications, limitations and restrictions thereof, in addition to any other powers, preferences, rights, qualifications, limitations and restrictions afforded by the Delaware General Corporation Law:

(i) Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the common stock of the Corporation shall be entitled to receive, when and as declared by the Board of Directors, out of any assets legally available therefor, such dividends as may be declared from time to time by the Board of Directors;

(ii) upon the liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation shall be distributed among the holders of the common stock of the Corporation, subject to any priorities, rights, preferences, powers, designations, qualifications, limitations and restrictions of any other classes or series of stock of the Corporation; and

(iii) the holder of each share of common stock shall have the right to one vote per share of common stock and shall be entitled to vote upon such matters and in such manner as may be provided by law, subject to the voting rights of other classes and series of stock of the Corporation; provided, however, that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law.

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(c) Preferred Stock . Shares of preferred stock of the Corporation may be issued from time to time in one or more series as may be determined by the Corporation’s Board of Directors, which is expressly vested with authority to adopt resolutions providing for such issuance. Any shares of preferred stock of the Corporation that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of preferred stock. The Board of Directors is expressly authorized to adopt and fix by resolution or resolutions the designations and the powers, preferences and rights of each series of preferred stock of the Corporation, and the qualifications, limitations and restrictions thereof, including without limitation:

(i) the serial designation of each series that shall distinguish it from other series;

(ii) the number of shares included in such series;

(iii) the dividends that holders of shares of such series shall be entitled to receive, the rate of such dividends or the method of determining such rate, any conditions upon which such dividends shall be paid, the times at which such dividends shall be payable, and the preference and relation of such dividends to the dividends payable on any other classes or series of stock;

(iv) whether dividends on the shares of such series shall be cumulative and the terms and timing of such cumulative dividends;

(v) the rights of the holders of the shares of such series of preferred stock upon voluntary or involuntary liquidation, dissolution, winding up, merger, consolidation or distribution or sale of assets of the Corporation, and the relative rights of priority, if any, of the shares of such series upon such events;

(vi) any obligation of the Corporation to purchase or redeem shares of such series, the prices at which, the periods within which and the terms and conditions upon which the shares of such series may be purchased or redeemed, in whole or in part, whether at the option of the Corporation or at the option of the holders thereof or upon the happening of other events, and the terms of any sinking fund or purchase or redemption account provided for such shares;

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(vii) whether or not the shares of such series shall be convertible or exchangeable, at the option of the holders thereof or at the option of the Corporation or upon the happening of other events, into shares of any other class or classes or series of stock of the Corporation, the price or rate of exchange or conversion and any adjustments applicable thereto;

(viii) whether or not the holders of shares of such series shall have voting rights different from, or in addition to, the voting rights otherwise provided by law or the voting rights of other classes or series of stock and the terms of any such different or additional voting rights; and

(ix) provisions that Section 502 or 503 of the California Corporations Code shall not apply in whole or in part with respect to distributions on shares junior to a class or series of preferred shares, including provisions that Section 502 or 503 shall not apply in connection with repurchases by the Corporation of its common stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment.

6. The personal liability of the directors of the Corporation to the Corporation or its stockholders is hereby eliminated to the fullest extent permitted by the law of the State of Delaware, including Section 102(b)(7) of the Delaware General Corporation Law, as the same may be amended or supplemented. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to further reduce, or to authorize with the approval of stockholders or directors of the Corporation further reduction of, the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not, to the fullest extent permitted by the Delaware General Corporation Law as so amended, be liable for any such breach.

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7. The Corporation shall, to the fullest extent permitted by the law of the State of Delaware, including Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as the same may be amended or supplemented, indemnify any and all directors and officers whom it shall have power to indemnify under such law from and against any and all expenses (including attorneys’ fees and advancement of expenses), judgments, fines, settlement amounts and other liabilities imposed upon or reasonably incurred by such person in connection with any pending, threatened or completed action, suit or proceeding to which such person is, or is threatened to be, a party, both as to action in such person’s official capacity and as to action of such person in any other capacity with the Corporation while holding such office, and also as to action of such person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), and from and against all other matters referred to in or covered by such law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of stockholders or directors or otherwise. The indemnification hereunder shall inure to the benefit of the heirs, executors and administrators of any person entitled to such indemnification and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation.

8. The Corporation shall have the power, to the fullest extent permitted by the law of the State of Delaware, as the same may be amended or supplemented, to indemnify any and all employees, agents and persons whom it may have power to indemnify under such law from and against any and all expenses (including attorneys’ fees and advancement of expenses), judgments, fines, settlement amounts and other liabilities imposed upon or reasonably incurred by such person in connection with any pending, threatened or completed action, suit or proceeding to which such person is, or is threatened to be, a party, both as to action in such person’s capacity as an employee, agent, officer or director of the Corporation and as to action of such person in any other capacity with the Corporation, and also as to action of such person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), and from and against all other matters referred to in or covered by such law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of stockholders or directors or otherwise. The indemnification hereunder may inure to the benefit of the heirs, executors and administrators of any person entitled to such indemnification and may continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation.

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9. Elections of directors of the Corporation shall not be required to be by written ballot unless the bylaws of the Corporation shall so provide. Any director or the entire Board of Directors of the Corporation, including directors who are classified into classes of directors whose terms of office expire at different times, may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

10. In furtherance and not in limitation of any powers conferred by law, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal bylaws of the Corporation.

11. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter permitted or prescribed by applicable law, and all rights conferred on any stockholders hereunder are granted subject to such reserved right of the Corporation. No amendment, modification or repeal of Article 6, Article 7 or Article 8 of this Certificate shall increase or extend any liability of, or adversely affect any right of, any director, officer, employee or agent of the Corporation (or any other person for which Delaware law permits the Corporation to provide indemnification or limitation of liability) in connection with any acts or omissions of such person occurring prior to such amendment, modification or repeal.

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IN WITNESS WHEREOF, I have signed this certificate as of February 1, 2010.

/s/ Robert L. Cucin
Robert L. Cucin
President
Chief Executive Officer

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